Exhibit 5.1

December 18, 2008
Santarus, Inc.
3721 Valley Centre Drive, Suite 400
San Diego, California 92130
12636 High Bluff Drive, Suite 400
San Diego, California 92130-2071
Tel: +1.858.523.5400 Fax: +1.858.523.5450
www.lw.com

FIRM / AFFILIATE OFFICES
Abu Dhabi	Munich
Barcelona	New Jersey
Brussels	New York
Chicago	Northern Virginia
Doha	Orange County
Dubai	Paris
Frankfurt	Rome
Hamburg	San Diego
Hong Kong	San Francisco
London	Shanghai
Los Angeles	Silicon Valley
Madrid	Singapore
Milan	Tokyo
Moscow	Washington, D.C.
File No. 037869-0009

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as special counsel to Santarus, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of (i) 2,500,000 shares (the “2004 Plan Shares”) of common stock, par value $0.0001 per share (“Common Stock”), issuable pursuant to the Santarus, Inc. Amended and Restated 2004 Equity Incentive Award Plan, as amended (the “2004 Plan”), (ii) 500,000 shares (the “ESPP Shares” and, together with the 2004 Plan Shares, the “Shares”) of Common Stock issuable pursuant to the Santarus, Inc. Amended and Restated Employee Stock Purchase Plan (the “ESPP”), and (iii) the associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement dated as of November 12, 2004 between the Company and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), as amended by the First Amendment to Rights Agreement dated as of April 19, 2006 between the Company and the Rights Agent and the Second Amendment to Rights Agreement dated as of December 10, 2008 between the Company and the Rights Agent. The Shares and associated Rights are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2008 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares and the associated Rights.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
     We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, or certificates representing the Shares (in the form of the specimen certificate incorporated by reference as an exhibit to the Company’s most recent Annual Report on Form 10-K) have been manually signed by an authorized officer of the transfer agent and registrar therefor, and when the Shares have been issued by the Company against payment therefor (not

December 18, 2008

less than par value) in the circumstances contemplated by the 2004 Plan and the ESPP, as applicable, assuming in each case that the individual grants or awards under the 2004 Plan and the ESPP are duly authorized by all necessary corporate action and exercised in accordance with the requirements of law and the 2004 Plan and the ESPP (and the agreements and awards duly adopted thereunder and in accordance therewith), as applicable, the issue and sale of the Shares and the associated Rights will have been duly authorized by all necessary corporate action of the Company, the Shares and the associated Rights will be validly issued, and the Shares will be fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.
     This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Latham & Watkins LLP